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                                                                    Exhibit 23.1




                       Consent of Independent Accountants




The Board of Directors
WebTrends Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of WebTrends Corporation of our report dated January 11, 1999, except for note 10, which is as of January 19, 1999 relating to the balance sheets of WebTrends Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appeared on Form S-1 of WebTrends Corporation (No. 333-69171), and to the reference to our firm under the heading "Experts" in the Prospectus.


                                   /s/ KPMG Peat Marwick LLP



Portland, Oregon
April 21, 1999